Exhibit 4.2(n)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

VARIATION AGREEMENT dated	2003

BETWEEN

AUTOGEN RESEARCH PTY LIMITED ABN 84 074 636 847 of Pigdons Road, Waurn Ponds Victoria 3217, Australia (“Autogen Research”)

AND

SOUTHWEST FOUNDATION FOR BIOMEDICAL RESEARCH of 7620 NW Loop, 410 San Antonio, Texas 78227-5301, USA (“SFBR”)

RECITALS

A.                                   On 31 December 2002 Autogen Research and SFBR entered into an agreement entitled Research, License and Commercialization Agreement (the “Research Agreement”) setting out the terms and conditions for the R&D Program to be carried out with the participation of the parties.

B.                                    In accordance with clause 20.3 of the Research Agreement the parties now agree to vary the Research Agreement on the terms and conditions set out in this Variation Agreement.

OPERATIVE PROVISIONS

1.                                     INTERPRETATION

1.1                              Research Agreement definitions

Unless defined in this Variation Agreement, words and phrases defined in the Research Agreement have the same meaning in this Variation Agreement.  Where there is any inconsistency in a definition between this Variation Agreement and the Research Agreement, this Variation Agreement prevails.

1.2                              Interpretation

The provisions of clause 1.2 of the Research Agreement apply to this Variation Agreement as if set out in this Variation Agreement in full.

2.                                     VARIATION OF RESEARCH AGREEMENT

2.1                              Expansion of Project and Additional Funding

With effect on and from 1 July 2003 the parties agree to vary the R&D Program and the Budgets and Workplans under the Research Agreement, by:

(a)                                 expanding the Project by:

(i)                                    including a fourth and fifth research aim,

(“Expanded Project”); and

(b)                                increasing the Funding for the Initial Term (“Additional Funding”),

in the manner set out in the schedule to this Variation Agreement.

2.2                              Confirmation of execution clause

The parties acknowledge that an error appears on page 25 of the Research Agreement such that AUTOGEN LTD should be read as AUTOGEN RESEARCH PTY LTD.

3.                                     MISCELLANEOUS

3.1                              Continuing effect

Except for the variations set out in this Variation Agreement, the terms and conditions of the Research Agreement are unaffected by this Variation Agreement and remain in full force and effect.  In the event of any inconsistency between the terms of the Research Agreement and the terms of this Variation Agreement, the terms of this Variation Agreement will prevail to the extent of the inconsistency.

3.2                              Further assurances

Each party must do all things and execute all further documents necessary to give full effect to this Variation Agreement and must refrain from doing anything that might hinder the performance of this Variation Agreement.

3.3                              Amendments in writing

No amendment to this Variation Agreement has any force unless it is in writing and signed by both of the parties to this Variation Agreement.

3.4                              Governing law and jurisdiction

This Variation Agreement is governed by the laws of Victoria and the Commonwealth of Australia.  Each party irrevocably submits to the exclusive jurisdiction of the courts of Victoria.

3.5                              Counterparts and facsimile execution

This Variation Agreement may be executed in a number of counterparts, all of which taken together will be deemed to constitute one and the same agreement, provided that this Variation Agreement will be of no force and effect until the counterparts are exchanged.  A facsimile copy of this Variation Agreement lawfully executed will be sufficient evidence of execution.

SCHEDULE

Variation of Research Agreement

1.             Expanded Project

In Schedule 2 to the Research Agreement:

(a)                                 (Insert a new research aim)

4)             QTL Identification in the San Antonio Family Heart Study

This aim launches a gene discovery research program based around DNA samples from the San Antonio Family Heart Study.  Two chromosomal regions (chromosomes 17 and 2) that SFBR investigators have shown harbor QTLs relating to obesity/metabolic syndrome will be followed up using fine-mapping and gene identification procedures.  SFBR will provide Autogen with approximately 1,200 DNA samples from families that show evidence of QTL linkage to these regions.  Autogen will perform extensive SNP typing in these two regions in an attempt to discover association between the obesity-related traits and the variants in positional candidate genes within these areas. SNP typing will be performed at the AGT Biosciences Human Genetics Laboratory in Melbourne. Initially, a number of STRs (to approximately a 2 cM interval) will be typed to help to improve the linkage signal.  Following the typing of the STRs, it is anticipated that at least 150 SNPs will be typed focusing on genes within the region that have been prioritized based on bioinformatic analysis performed by Autogen.  All subsequent data analysis will be performed by SFBR at the AGT Biosciences Center for Statistical Genomics.  No phenotypic or pedigree data will be transferred off SFBR premises.  SFBR plans to take these existing well defined and localized QTLs and attempt identification of novel genes in the original family material to refine localization interval and to identify the causal genes and variants.  It is anticipated that additional QTL may be included in this research plan contingent upon the joint agreement of both SFBR investigators and Autogen.

Milestones: Specific milestones will include 1) delivery of DNA samples to Autogen at the AGT Biosciences Human Genetics Laboratory, 2) refined QTL localization using additional STRs, 3) QTN analysis of SNP variants within QTL regions, and 4) identification of QTL. While the first three of these milestones are guaranteed results, the last one is not.

(b)                                insert a new research aim 5) as follows:

5)                                      Positional Candidate Gene Prioritization Using Expression Microarrays on Baboon Tissues

This aim launches a research program that will utilize fat and other tissues from specially chosen baboons to aid in the search for positional candidate genes influencing obesity/metabolic syndrome.  This approach will tie in with the ongoing QTL prioritization scheme in the human family studies. Differentially expressed genes within focal QTL chromosomal regions will be searched for in baboon material.  The identification of such differentially expressed genes will then serve to prioritize positional candidate genes for more exhaustive study in the human samples.  SFBR will provide Autogen with RNA extracted from

5 matched pairs (one obese, one lean) of baboons (ie 10 samples in total).  RNA will be extracted from omental fat, skeletal muscle, hypothalamus, liver, and peri-renal tissue.  Dr. Tony Comuzzie of SFBR will supervise this part of the aim. These are samples already in the possession of Dr. Comuzzie as part of his long-running research on obesity in baboons. The additional funds required to cover the costs of the material collection and RNA extraction will be paid by Autogen following direct invoice to Dr.  Comuzzie’s SFBR account.  Once the RNA is provided to Autogen, expression microarrays will be used to identify differentially expressed genes.  The resulting quantitative expression data will be used by the AGT Biosciences Center for Statistical Genomics to form objective prioritization indices for choosing positional candidate genes to be sequenced and tested for causal effects on obesity/metabolic syndrome-related traits in the human samples.

Milestones: Specific milestones will include 1) delivery of 5 matched pairs (ie 10 samples) of baboon RNA to the AGT Biosciences Human Genetics Laboratory in Melbourne, and 2) prioritization of positional candidate genes based on expression microarray results.

2.             Additional Funding

In Item 2 of Schedule 1 to the Research Agreement, add [$] to the costs to account for the Additional Funding provided for material collection and RNA extraction to be performed under research aim 4).  This Additional Funding is payable by Autogen to SFBR by [insert date].  The grant total for Funding during the Initial Term will now equal [$[*] plus insert Additional Funding].

EXECUTED AS AN AGREEMENT

SIGNED on behalf of		)

AUTOGEN RESEARCH PTY LIMITED ABN 84 074 636 847 by GREG COLLIER in the presence of:		) ) )

			Ù	Signature of Greg Collier Director

Ù	Signature of witness

Ù	Name of witness (print)

SIGNED on behalf of		)

SOUTHWEST FOUNDATION FOR BIOMEDICAL RESEARCH by in the presence of:		) ) )

			Ù	Signature of Treasurer

Ù	Signature of witness

Ù	Name of witness (print)